Exhibit 10.6

OFFICER EMPLOYMENT AGREEMENT

This Agreement is entered into as of February 1, 2013, between Marc Spezialy (“Officer”), and ROCKDALE RESOURCES CORPORATION (“Company”).

During the term of this Agreement, Officer agrees to perform for the Company as the Chief Executive Officer and Chief Accounting Officer.  The Officer will assist the Company with certain responsibilities typically performed by the CEO and CAO, including financial planning, budgeting, investor relations, preparation of SEC reports and other administrative responsibilities.

During the term of this Agreement, the Company shall pay Officer $10,000 a month, to be paid semi-monthly on the 15th and last day of the month, and will reimburse all reasonable out-of-pocket expenses.

This Agreement shall commence on the date hereof and shall remain in effect until terminated by either party.

Either party may terminate this Agreement at any time for any or for no reason by giving thirty (30) days’ written notice of termination to the other party.

The Company may immediately terminate Officer’s engagement for Cause upon written notice of termination to Officer, with the particular Cause being specified in such notice.  “Cause” means any of the following in the Company’s judgment: (a) Officer’s conduct, failure or omission which has, or may have, an adverse effect on the Company; (b) Officer’s act or acts amounting to gross negligence or willful misconduct to the detriment of the Company; or (c) Officer’s fraud or embezzlement of funds or property.

ROCKDALE RESOURCES CORPORATION /s/ John Barton ___________________________________ John Barton, Chairman	OFFICER /s/ Marc Spezialy ___________________________________ Marc Spezialy